Exhibit 99.1

Final Transcript

Conference Call Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

Event Date/Time: Jul. 28. 2004 / 5:00PM ET
Event Duration: N/A

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

CORPORATE PARTICIPANTS

Michelle Layne
SafeNet, Inc. — Investor Relations

Tony Caputo
SafeNet, Inc. — Chairman and CEO

Carole Argo
SafeNet, Inc. — President and COO

Ken Mueller
SafeNet, Inc. — Senior Vice President and CFO

CONFERENCE CALL PARTICIPANTS

Joseph Craigen
Needham and Company — Analyst

Eric Suppiger
Pacific Growth Equities — Analyst

Michael Tier
Southwest Securities — Analyst

Sean Jackson
Avondale Partners — Analyst

Graham Tanaka
Tanaka Capital Management — Analyst

Mark McKechney
Ferris, Baker, Watts — Analyst

Mike Cahill
Chilton Investments — Analyst

Craig Nankervis
First Analysis — Analyst

Andrew Kon
Wachovia Securities — Analyst

Chris Wright
Legg Mason — Analyst

PRESENTATION

Operator

     Good day, ladies and gentlemen. Welcome to your second quarter 2004 SafeNet earnings conference call. My name is Liz and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will, however, be facilitating a question and answer session towards the end of the conference. If at any time during the call you require assistance please key star followed by zero and an operator will be happy to assist you. As a reminder this conference is being recorded today, Wednesday, July 28, 2004 for replay purposes. I would now like to turn the presentation over to your host for today’s conference, Ms. Michelle Layne of Investor Relations. Please go ahead, ma’am.

Michelle Layne - SafeNet, Inc. — Investor Relations

     Good afternoon. This is Michelle Layne responsible for investor relations at SafeNet. With me today is Tony Caputo, Chairman and CEO, Carole Argo, President and COO, and Ken Mueller, CFO of SafeNet. Thank you for joining us to discuss our 2004 second quarter financial results. If you have any questions after today’s conference call, please call Investor Relations at 443 327-1239. Before I turn the call over to Tony I would like to advise you that various remarks that will be made about future expectations, plans and prospects for the Company consist of forward-looking statements for purposes of the Safe Harbor Provision under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including those discussed in the Company’s Form 10K for the year ended December 31, 2003. Now I will introduce Tony Caputo, Chairman and CEO of SafeNet. Tony?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Thank you and welcome to our second quarter call. Joining me as Michelle mentioned are Carole Argo, our President and Chief Operating Officer, and Ken Mueller, Senior Vice President and Chief Financial Officer. What we’d like to do today is summarize the progress we’ve made midyear toward our key priorities for 2004. Then we’ll discuss both the operating highlights and financial results for the quarter and finally we’ll open up the call to your questions. The second quarter marks our first full quarter as a combined company since closing the merger with Rainbow Technologies and the results both operational and financial have met our expectations. Our strategy is on track and the second quarter results give us even greater cause for optimism about the business going forward.

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

I’d like to comment on a few particularly noteworthy items from the past quarter particularly as they relate to our core priorities. First and foremost we believe that the Company’s financial performance in Q2 particularly earnings per share which grew at 58 percent year-over-year in a time period that was difficult for many other companies is a major indicator of SafeNet’s earnings potential in the future as well as the value of the Rainbow combination. Second, the integration of Rainbow and SafeNet is fully on track. We’ll provide further detail on this important item but for now let me say that out management and staff are squarely focused on strong execution, leveraging our existing relationships for cross selling opportunities and adding new customers and continuing to develop and refine new product. One key reason for our combination with Rainbow was to capitalize on the huge government encryption market. Here we are pleased to report today that in the second quarter we received our first production order under the government’s cryptographic modernization program. This order valued at about $2.5 million is ahead of our schedule and we believe just the beginning of a very strong new revenue stream.

Another positive step in the quarter was the establishment of the rights management business unit and the promotion of Prakash Panjwani to head this group. Prakash is not only an astute technologist but a visionary with strong business acumen and already he has ideas for how to take this business to the next level. The creation of the rights management business unit serves as reinforcement of its position as the leading vendor of software anti-piracy as evidenced by more than 35 million client applications protected around the world, far more than any other vendor. But we see an even more expansive opportunity and our goal now is to become the global leader in providing comprehensive solutions for rights management. I mentioned in our last conference call that the Sentinel unit had generated year-over-year sales growth for the first time in quite a while. Today I’m pleased to add to that that we’ve continued the trend producing very strong results and Q2 sales growth on both a sequential and annual basis. We believe this is due to several factors including the fact that the Sentinel business had been somewhat languishing within Rainbow. We viewed it as a hidden gem and we’ve now sent a very strong statement to the Sentinel employee team and the marketplace and most important of all, our customers, that we’re investing in this business and we value it enormously. We believe that the area of rights management will generate great interest and high revenue and profit potential over the coming years and our legacy in this business will pay off as we exploit the many opportunities to protect intellectual property and content of software publishers and wireless carriers.

We also see the area of OEM/Networking as a major opportunity and similar to the successful model in the rights management business unit we’ve now created an OEM/Networking business unit. This new business unit will focus on SafeNet chips, intellectual property and software toolkits provided to the networking markets. The team will be responsible for all key sales, marketing, development and customer support functions and we wanted to organize a dedicated sales and support team to continue supporting our expansion plans in this market. Henk Pruirro, an industry veteran with strong international experience and previously the President of our Securealink acquisition will be leading this unit.

Another positive step in the second quarter was the establishment — I’m sorry, was the strengthening of our management team. As we worked to capitalize on the size and global reach of the Rainbow SafeNet combination we’ve strengthened the management ranks in both enterprise and embedded divisions and also made several additions to our senior management team. Carole Argo has assumed the newly created role of President and COO. She has built an excellent reputation and she knows the Company inside out. Her new role is allowing me greater time to focus on external activities as she assumes even more responsibility for operations and execution. Ken Mueller has taken over the CFO position and we’re pleased and fortunate to welcome him to the SafeNet team. Ken has a great deal of financial leadership experience coupled with a background in the technology arena. His experience with integration activities and with M and A work with serve us well now and in the future. And we’ve also added a new leadership position at SafeNet, Vice President of Corporate Communications and Amber Zentis has assumed that role. She is a true pro with a broad range of experience and achievements across many forms of external communications and is now leading an effort to build the SafeNet brand and reputation for information security following our very successful SafeNet security tour in May of this year.

Finally, I’d like to briefly discuss today’s announcement regarding Ingram Micro as it represents the second new distribution channel we have announced in the last several months. Let me give just a little bit of background here. SafeNet has historically been successful in using a direct sales strategy with our enterprise customers in both financial institutions and the government. We’ve also used a channel strategy in which our products have been incorporated into a variety of OEM solutions that reach enterprises and individuals. Recently, however, the system’s integrators who sell to the public sector have shown intensifying interest in potential teaming opportunities so we instituted a dual approach. We continue the direct sales strategy to reach government customers but we’ve added a channel partner strategy to expand our distribution operations through federal systems integrators.

In the second quarter we recruited Howard Seeger to lead Development For Corporate Alliances, which is a new position at SafeNet. He’s building senior level relationships with both systems integrators and telecommunications service providers to further extend our technologies as we respond to shorter and longer term client needs. We believe this will strengthen and accelerate our business development efforts with both military and civilian government agencies as well as larger commercial enterprises. Now with today’s announcement we move to another entirely new

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

vehicle to distribute and sell our products as Ingram Micro, the world’s largest technology distributor, will now begin to offer our SSL VPN appliances as well as our industry leading authentication tokens known as IKey. The fact that Ingram approached us with this opportunity is a clear endorsement of the power and reputation of SafeNet, our IGate and IKey products and it now gives us a national distribution outlet to Ingram’s nearly 165,000 resellers. At this point I’d like to ask Carole to share some more detail on our operations.

Carole Argo - SafeNet, Inc. — President and COO

     Thank you, Tony. The enterprise division, which handles our systems sales to financial institutions and government agencies generated about 65 percent of our revenues in the second quarter. Typically our government business is slow in the first half of the year and shows a strong jump in the third quarter and then additional strength in the fourth quarter as the government moves ahead with they new IT budget initiatives. Our second quarter performance was on track with our internal projections which factored in the issues we discussed in our last call, namely that a lot of our management attention had shifted over the prior quarters on closing the Rainbow merger and integration activities as well as the delays in closing government orders. In the just completed quarter, however, our focus shifted back to execution and delivery and more actively seeding our business development pipeline.

Specifically, we’ve done some fine tuning in our government sales force. We’ve added four direct sales managers to the team during the quarter. As Tony mentioned we established a new systems integrator channel and we believe this will begin to show results during our fourth quarter. We began shifting products to two government customers under very large contracts and we expect them to continue to ramp up over the coming quarters. With the Ingram deal that Tony just highlighted our VPN SSL appliance will benefit from the national network of resources of a powerful technology distributor. We are currently successfully conducting joint sales activities with L3 Communications and this relationship has done quite well and we expect it to continue to do well throughout the year and into the near future. We’re now just starting to capitalize on the opportunities for the VPN chip developed for and approved by the government agency for duel use, both top secret and sensitive but unclassified. Let me tell you we recently reviewed this product with key executives at this named government agency and I can tell you the terrific interest in this chip and a board level product we’re developing and great opportunities to use this in both military and civilian agencies.

We also announced the appointment of Jim Summers as our VP of Programs to lead the SafeNet Mykotronx programs and engineering teams. I’d like to point out the Mykotronx has grown for two quarters in a row, grown over the same quarter as last year and we continue to believe this business will continue to grow throughout the year. Notably this business unit signed a multi-year production contract under the Crypto Modernization activities which Tony mentioned. As I mentioned last quarter building a solid pipeline of leads and backlog is the best thing we could do to reduce quarterly lumpiness around the timing of orders. As we look ahead we feel very positive about the opportunities in the government marketplace and our ability to extend our encryption solutions into even larger multi-year deals.

Looking next to our embedded group we continue to populate a wide variety of products through our OEM channels and remain positive about the forecast for the wireless security industry. Our relationship with TI remains on track and we believe that it’s likely that more partnerships will be announced in the latter part of this year. Our traditional role has been license IP for the chip set but now as we shift toward a wider focus of providing the applications to secure the phone we think we’ll attract greater interest, particularly from the larger carriers. Our Safe Zone tool kit which is essentially the middle-ware, which turns on the encryption in the cell phone will be launched in our third quarter. This is a second step of our three-stage evolution from wireless security with the third phase being the application software.

Tony mentioned our invigorated activities around the rights management business and I’d like to amplify this. Our revenues grew significantly year-over-year and on a sequential basis and at a much higher growth rate than what we even expected. The business grew across all regions, specifically the AsiaPac area was strong and we’ll be announcing at least two major product releases by the end of the year. We’re seeing signs that the industry has taken note of SafeNet’s recommitment to this business. For instance, we won a substantial away from a major competitor during the second quarter and we recruited a very senior sales manager with an excellent reputation within the industry who not only has strong experience in the token business but worked for a key competitor. Recent market research has validated our view not only about the strength of this business opportunity right now but also its enormous potential. According to IDC the majority growth in the overall worldwide hardware token market is expected to come from the USB authentication token segment where we hold the number one market share. Further they believe that this segment can generate a compounded annual growth rate of 55 percent compared to the overall hardware authentication token market growth forecast of just under 14 percent. Another study, this one done by Jupiter Research, noted that US companies spending on digital rights management software will grow by a factor of more than seven. Clearly the issue of pirated software has become a huge concern for software firms and media companies. The business software alliance noted that the global trade and pirated software was nearly $29 billion in 2003, which represents nearly 60 percent of the total global software market. The rights management business provided the model for our just announced creation of the OEM network unit in our embedded division and this business unit will continue to deploy our chip’s IP and software toolkits to a number of OEM partners including most

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SFNT — Q2 2004 SafeNet Earnings Conference Call

recently our SafeXcell-1141 VPN chip in WatchGuard’s Firebox X integrated security appliances. We’re also using our Luna series of products in association with two new alliances of Oracle and Adobe and we developed a new application security appliance, Luna SP, which will allow enterprises to quickly develop and deploy high assurance java applications across the network.

Let me shift to the international side of our business. This represented approximately 25 percent of total revenues in the second quarter and clearly this is a growth area for us. We conducted our operations review in Europe in June and we just had a worldwide management meeting here in Maryland in this past week and I am comfortable in saying that the integration efforts in the global expansion activities are proceeding even better than what we expected and we’re effectively pulling both Rainbow and SafeNet products through all of our channels. Last year, just to put this in perspective, last year SafeNet generated only about 10 percent of its overall revenues from outside the US. This year we’re on track to more than double that percentage. In closing, the day-to-day sales and development integration activities associated with Rainbow are behind us. We really shifted our energies toward passing? Into high potential cross-selling and for both systems and products. In terms of some specific final integration activities we’ve just completed a major milestone. We rolled out our ERP system throughout all of our America locations. We’ve cut the amount of our contract manufacturer that the combined companies had in half and this will continue to drop throughout the rest of the year. By the end of our third quarter we’ll have to discontinue the use of substantially all of our transitional staff and we’ve hired approximately one-third of the 60 staff members that we’ve targeted to replace throughout this year. We are on course and we have a year-end goal of 750 full-time employees. So now at this point I’d like to turn the call over to Ken and he’ll review the financial highlights for the quarter.

Ken Mueller - SafeNet, Inc. — CFO

Okay, thank you, Carole. As you know SafeNet completed the merger with Rainbow on March 15, 2004, and the second quarter represents our first full quarter of combined results. Since this is my first conference call I would like to summarize how we’ll be breaking down the business. We’ll be looking at the business by our business groups, which are embedded and enterprise and as we move forward we’ll continue to expand our business units and when we do we’ll continue to provide more and more information on them. We’ll be breaking the business down by the commercial versus federal and also the international versus US splits. I would like to mention our historical GAAP results are available in our most recent press release, which is posted on our Web site. I’m going to highlight the adjusted results now which are what we use to measure our business. The reconciliation of the adjusted results to GAAP is also available in the press release.

Revenue for the second quarter of ’04 increased 229 percent to $54.3 million from $16.5 million for the second quarter of ’03. This was within the previous guidance range of $54 or $56 million. Revenue year-to-date increased 161 percent to $78.4 million from $30.1 million for year-to-date ’03. On a pro forma basis, which assumes that Rainbow and SafeNet were combined for the entire period and excluding Cisco and Spectria business, which was discontinued, revenue increased 17 percent in Q2 ’04 and 19 percent year-to-date. And a couple of the other numbers where the embedded versus enterprises splits, embedded was 33 percent of the business and enterprise was 67. From a commercial versus federal split federal was 78 percent and commercial was 22 percent. And as Carole alluded to earlier the US was 25 percent — I’m sorry international was 25 and US was 75 percent of the business.

Now turning to the adjusted earnings our earnings for Q2 ’04 were 30 cents per diluted share, which is at the high end of the previous range. This is the increase of 11 cents per share or 58 percent over Q2 ’03. Year-to-date ’04 was 50 cents per share, which is up 15 cents from the same period in ’03. On a GAAP basis the second quarter ’04 showed a net income of $400,000 or 2 cents per share with the six months ended June 30 this showing a net loss of $150,000 or less than 1 cent per share.

I’d like to now review some of our other financial metrics. Gross margins were 53 percent for Q2 and pro forma year-to-date. This is slightly below the 55 percent adjusted gross margin number we’re targeting for the full year. The slight difference stems from the timing of our secured communications revenue, the result of change in revenue product mix for the quarter and year. We continue to believe that annual adjusted gross margins will be approximately 55 percent. Our operating expenses for the second quarter of ’04 excluding adjustments related to acquisitions were $18.6 million or 34 percent of revenue, which is within our previous guidance. For Q2 research and development expenses, selling and marketing and G&A represented 11, 13 and 10 percent of revenues respectively.

People integration and synergies — we have 724 people worldwide. We believe that our permanent staffing level at year-end will be about 750 positions. This is slightly higher than what we indicated last quarter of 725. The change is a result of our decision to grow some of our support functions through our India office as well as the expansion of our secure communications business in the US. We expect this to have a minimal effect in our ’04 operating expenses. From an integration cost perspective we’re on target with our previously published estimate of $22 million to $24 million for Rainbow associated integration costs. Approximately $10 million is being charged as period expenses and $12 to $14 million is being recorded as an adjustment to purchase price. Our synergy guidance from the March 16 close continues to be in the $7 million to $9 million range and this includes $2 million for facilities. We’re on track to realize these synergies including the hiring of new employees and integration of some of our facilities.

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

Turning to the balance sheet we closed the quarter with $180 million in cash, restricted cash and short-term investments despite using approximately $4 million for integration activities. This is up from $176 million at the end of Q1. Rainbow’s balance sheet has been included in our numbers as well as purchase accounting adjustments reflecting the merger. We have a preliminary valuation of approximately $267 million of goodwill and $132 million to identifiable and changeable assets, which is reflected in the balance sheet. These numbers will change as estimates are refined and should be finalized by the end of this third quarter. The DSOs for the second quarter were 55 days, down significantly from the first quarter of ’04 of 122 days. Our DSO target is 60 days or less. From management’s perspective we are very pleased to deliver such solid results considering the activity surrounding the acquisition and integration of the business and the management team who have just started to work together.

Now let’s take a look at forward guidance. I would now like to discuss our guidance for the third quarter but wanted to reiterate that these statements are based on our current expectations of the combined Company. Our earnings guidance is adjusted and does not include certain acquisition costs. These statements are forward-looking and actual results may differ materially. A description of the adjustments and guidance on a GAAP basis is available in the press release, which is posted on our Web site. Third quarter guidance, we anticipate revenues for the third quarter of ’04 will increase around 340 percent to be in a range of $58 to $62 million from $13.2 million from last year. We also believe our adjusted EPS will increase by 15 to 18 cents per share to be in a range of 35 to 38 cents per share on a diluted basis. For full-year guidance we remain unchanged versus last quarter, which is between $200 million to $210 million on revenue and a full year EPS of between $1.30 to $1.40 diluted share. At this time I’d like to turn the call back over to Tony to give some last minute comments. Tony?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Thanks, Ken. I’d like to conclude by saying how pleased we were to see so many of you at our lunch meeting in New York, which was the final event of our SafeNet security tour occurring right after the closing of the Rainbow transaction. We have a number of additional investor meetings scheduled in the coming months and we look forward to introducing you to Ken in person. At this time let’s go ahead and ask our operator to open up the call to your questions.

QUESTION AND ANSWER

Operator

     Ladies and gentlemen, at this time if you wish to ask a question or make a comment on today’s presentation please key star followed by one on your telephone. If your question has been answered and you wish to withdraw your registration, please key star followed by two. And your first question comes from the line of Joseph Craigen of Needham and Company. Please go ahead.

Joseph Craigen - Needham and Company — Analyst

     Thank you. First of all, Tony, if you could give us a bit of a high level overview of what you’re seeing in government in terms of actual spending right now and what the prospects are for Q3 budget flush in the government sector?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     What we’re seeing in the government, Joe, is first of all from a SafeNet point of view we’re seeing an increasing pipeline and are optimistic about government spending. We are also realistic in that we’ve read a lot of the comments and our focus at this point in time is just simply making sure that we get all of our pending pipeline deals into the queue at the government so that we can get as much of the money as will be available. What we’re hearing from the government customers is in certain areas, primarily defense and intelligence agencies, there is a lot of money. But as always happens in the government you never really know what the year-end budget flush will be until October 1st so all we can do at this point in time is focus on getting as many orders into the pipeline as we can, which is what we’re doing and we also know that in prior periods when you didn’t get everything turned into a purchase order in Q3 it usually turns into a PO in Q4 so we’re concentrating on making sure we build our queue of pipeline items as quickly and as fast as we can.

Joseph Craigen - Needham and Company — Analyst

     And more specifically I think you mentioned two very large deals that started to ship in Q2. If you could update us on the deals you talked about last quarter that slipped, were those two deals that you mentioned part of those deals? And just in general update us on those slipped deals if you could.

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     OK. So one of them was in the quarter, yes. The other two have not shipped in any volume. They’re shipping in smaller volumes and we expect them to ship in the second half of the year. The

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

second deal that we referred to today is a new deal that I mentioned in my highlights and this is the first production order for the cryptographic modernization program. It came, as I mentioned, earlier than we expected. We had been forecasting that these orders would not start until the end of the year at the earliest and there was some relatively minor contribution from that order. However, the bulk of the order will ship later this year.

Joseph Craigen - Needham and Company — Analyst

     Okay, thank you.

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     You’re welcome.

Operator

     And your next question comes from the line of Erik Suppiger, Pacific Growth Equities. Please go ahead, sir.

Erik Suppiger - Pacific Growth Equities — Analyst

     Yes, first of all on the Sentinel can you just walk through what is generating the pick up in growth there and then secondly how are you recognizing revenue when you’re using the channel? Is it a sales in or sale-through basis?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     I’ll comment on the revenue on the pick up and then Carole or Ken can comment on the rev rec. The pick up is coming from a couple of things, first and foremost the attention and investment that we are making in the business. We are treating it as one of the gems in our lines of business and giving it the appropriate attention. Carole mentioned that we won a significant deal, took it away from a competitor, a customer who had been a customer of one of our competitors, and that we’ve also hired management level sales folks including people from competition. So it’s simply a matter, Erik, of our focus and attention and putting a bunch of really good people and appropriate investment level into a market area that has significant growth opportunity and that would be the second factor. There is a need for this technology, which protects intellectual property and therefore, when we focus on it the results are quite good. I would point out that we believe that in the quarter for the first time in a long time our business actually took share away from competition. Up until perhaps late last year the opposite was true and then we think in Q4 and Q3 — Q4 ’03 and Q1 ’04 things were about stable but we are confident that in Q2 we actually took revenue — took share from competition. And now Ken or Carole can comment on how we treat revenue recognition.

Ken Mueller - SafeNet, Inc. — CFO

     We recognize the revenue when we sell it through.

Erik Suppiger - Pacific Growth Equities — Analyst

     OK. The competition, are you referring to Aladdin in particular, Tony?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     We have a policy, Erik, of not speaking specifically about competition but we are talking about prime competitors.

Erik Suppiger - Pacific Growth Equities — Analyst

     OK. Then lastly can you add any more details in terms of what you’re doing with L3 Communications? You sounded like that’s starting to pick up?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Yes it is. Carole, perhaps you can add some detail here?

Carole Argo - SafeNet, Inc. — President and COO

     Yes, we’re working with L3 on a dual use project where we are teaming with them to be able to take their product to a very large agency and working with them so our management system along with their product.

Erik Suppiger - Pacific Growth Equities — Analyst

     So is— when you say it’s a project it’s a product project but is there one particular customer that’s buying that or is this—

Carole Argo - SafeNet, Inc. — President and COO

     Yes, it is. It’s a large customer, large government customer.

Erik Suppiger - Pacific Growth Equities — Analyst

     Is there prospects for many more customers beyond that?

Carole Argo - SafeNet, Inc. — President and COO

     Yeah, as you know that we started teaming with L3 really in the fourth quarter of last year where we thought there was a tremendous potential to be able to address the market together, a

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

dual use market, and we basically have opportunities where we’re using our management platform and basically their product and teaming in and addressing a large government agency and there will be more and all focused within the government.

Erik Suppiger - Pacific Growth Equities — Analyst

     Very good. Thank you.

Carole Argo - SafeNet, Inc. — President and COO

     You’re welcome.

Operator

     Your next question comes from the line of Michael Tieu of Southwest Securities. Please go ahead.

Michael Tieu - Southwest Securities — Analyst

     Yes, I thank you and congratulations on a good quarter. Could you comment on the revenue contribution from Rainbow and perhaps some details into the which business unit of Rainbow contributed the most?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Ken, do you want to speak to that?

Ken Mueller - SafeNet, Inc. — CFO

     The two main areas are the Mykotronx business and rights management and that made up the majority and we already talked about rights management and the Myko business did very well for the quarter as well.

Michael Tieu - Southwest Securities — Analyst

     Could you help us quantify how much that was in the quarter for you know the Rainbow versus what would have been the standalone SafeNet?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Yeah, I mean as I started off we really aren’t going to break things out by product like that going forward. We’re trying to do it by business unit because a lot of things get mixed up as we put them together into units and it’s not a good comparison on things.

Michael Tieu - Southwest Securities — Analyst

     Okay and just to help us on the modeling side we noticed that the sales and marketing being 13 percent this quarter and you had previous guided 14 to 16 percent, should this be something that we should be using as a benchmark going forward? And then could you also give us some insight as to what component that is fixed and which is variable?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Yeah, I would say for the year it’s you know if you use somewhere between 13 to 15 percentage that’s probably a good number range and the majority of that is fixed. It’s mostly head count expense and marketing dollars so most of that is fixed.

Michael Tieu - Southwest Securities — Analyst

     OK. Good, thank you.

Operator

     And your next question comes from the line of Sean Jackson at Avondale Partners. Please go ahead.

Sean Jackson - Avondale Partners — Analyst

     Yeah, could you quickly go over I guess what constituted other income for the quarter? It’s a little higher than in the past.

Ken Mueller - SafeNet, Inc. — CFO

     Certainly it’s because we higher cash balance after Rainbow and then we had some FX rate up-tick and then we also had some other Myko refunds that came through which were the smallest amount. It was mostly from the up-tick in the amount of cash we had and from FX pickup.

Sean Jackson - Avondale Partners — Analyst

     Okay so I assume in your model you expected a slight decline in that?

Ken Mueller - SafeNet, Inc. — CFO

     Yeah, I would say in Q3 and Q4 I would take it down maybe $400,000 wouldn’t come back.

Sean Jackson - Avondale Partners — Analyst

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

     OK. All right, thanks. And just again I want to get a feel for this new— for the new crypto deal that you got, the 2.— 2 1/5, 2.7 million in the quarter. You said you recognized a little bit of it in June and most of it is going to be going forward. What exactly are you doing? Is it moving developmental contract or can you just give more detail on it?

Carole Argo - SafeNet, Inc. — President and COO

     Sean, that’s basically it’s key management module that we’re doing and so it is product so it is a— it’s a large contract but it’s basically we’re going to ship products on that so we had some ship in June but the bulk of it will ship in Q3 and Q4.

Sean Jackson - Avondale Partners — Analyst

     OK. And lastly you segmented— Ken, I think you segmented some revenue a little differently in as far as federal versus commercial and federal being 78 percent of revenue in the second quarter. Now is that equate with government?

Ken Mueller - SafeNet, Inc. — CFO

     No, it is part of enterprise.

Sean Jackson - Avondale Partners — Analyst

     I’m sorry.

Ken Mueller - SafeNet, Inc. — CFO

     Enterprise, the embedded versus enterprise split is where I started.

Sean Jackson - Avondale Partners — Analyst

     Right.

Ken Mueller - SafeNet, Inc. — CFO

     And enterprise was 67 percent and embedded was 33 and then the enterprise split of 78 percent federal, 22 commercial.

Sean Jackson - Avondale Partners — Analyst

     Thanks. That clears it up. I appreciate it. Good quarter.

Ken Mueller - SafeNet, Inc. — CFO

     Thank you.

Operator

     And your next question comes from Graham Tanaka of Tanaka Capital Management. Please go ahead, sir.

Graham Tanaka - Tanaka Capital Management — Analyst

     Thank you, nice quarter. Tony, I was just wondering if you could expand a little bit more on the cryptographic order, you know why it came earlier, a little bit more about the nature of it and what the potential follow-on and like might be?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Well, you know the cryptographic modernization program is a major program in which we have been involved for almost two years— actually two years now.

Graham Tanaka - Tanaka Capital Management — Analyst

     Right.

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     And the program will hit major production phase in ‘05 somewhere between the beginning— let’s say mid ‘05. This phase, which we were able to win, is as Carole mentioned key management modules and these modules are needed early in the process so that some of the infrastructure can be deployed. We were successful in winning the contracts for that are pleased that we’re underway. Key management modules will be required throughout the life of the contract and this should be a nice portion of our overall business but in general what our guidance would be is that investors should keep in mind that this is a multi billion dollar project in the US government. It will deploy over many years, we think at least six years starting next year and we are already a major player in this market. This order that we’re discussing today is further demonstration of that fact but even before this order we have about a quarter of the installed base of product which is going to be upgraded as part of the program so we are a major player today and I think the order indicates a continuation of that position. Now we expect to continue that going forward.

Graham Tanaka - Tanaka Capital Management — Analyst

     You’re talking about existing legacy product already installed?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

     That’s correct, 25 percent of the legacy product which is going to be upgraded by the government is the product which we own today and which was owned by a predecessor companies in the past so we have a— you know we’re a major player in the market today. This order to SafeNet very, very early in the program is another indication of that fact and we expect that to continue as the program gets into major production next year.

Graham Tanaka - Tanaka Capital Management — Analyst

     The Ingram relationship, what is the total available of sort of the new incremental market that is now available to the Company and what is the typical sales curve on something like that?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     The market focus here for Ingram and for us is to reach the small to medium enterprise market, small to medium business and small to medium enterprise market. I frankly don’t remember the exact market size at this point in time, Graham, and if you want I can follow up with you and get you that information but it’s clearly in terms of units the largest market segment and it’s a market segment in which SafeNet has never played until today. We’ve always focused on regular enterprises or OEM customers. Now we have a channel to the SMB and SME market.

Graham Tanaka - Tanaka Capital Management — Analyst

     And was that one in which there was sort of a competitive bid? You said they came to you but what did you still have to get beat up on price or do you think you were going on fair terms in terms of pricing?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     No, no, it’s on fair terms and we should be able to deliver good margins in these products. We’re unique in the market in this segment in two areas. We have the only SSL VPN appliance, which is targeted at that market segment. The list price for the bare bones appliance is $8,000. With add-ons they typically sell in the between $10,000 and $15,000 and the margins are quite good. And the other uniqueness of the product is that it includes user authentication, power I-key USB tokens are integrated into the product offering so that the user has a simple turnkey installation of both SSL and tokens and the simple turnkey nature of this product along with the pricing is what makes it very, very attractive to that market segment and what led Ingram to SafeNet.

Graham Tanaka - Tanaka Capital Management — Analyst

     That’s great. Now there was also a brief comment on a new VPN chip, which had some pretty good interest on the part of the government. What specifically would that chip do differently than what’s out there?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     This chip is a high speed, very high speed, gigabit speed, VPN chip, complete system on a chip. It’s uniqueness is that it will run both the commercial encryption algorithms that are used worldwide as well as be capable of being used with the government’s top secret encryption algorithms. So it’s a product first of all from our point of view which has two very attractive market segments and then second of all from the government’s point of view is the first product which they have ever approved for what they term dual use purposes and by dual use they are referring to products which can protect both top secret applications as well as sensitive but not top secret applications. Government customers require the use of both types of products and we now have the first chip level product, first product period, that the government has ever approved for dual use. It’s today available in chip form and it will be available about the end of this year in product form, boards and appliances, which we will sell into the government market. This is a key portion of our strategy of combining with Rainbow to take a lead market share in the government.

Graham Tanaka - Tanaka Capital Management — Analyst

     And that basically will bridge the government and civilian enterprises that can then communicate with each other, is that the idea?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     That’s correct.

Graham Tanaka - Tanaka Capital Management — Analyst

     Thank you. Congratulations.

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     You’re welcome. Thank you.

Operator

     Your next question comes from the line of Matt Robison of Ferris, Baker, Watts. Please go ahead, sir.

Mark McKechney - Ferris, Baker, Watts — Analyst

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

     Great, thanks. Actually it’s Mark McKechney calling for Matt. Hey, a couple of quick questions for you. Gross margin came in— I know it was the first full quarter following the acquisition but a little bit lower than I had anticipated. Can you comment on that? Was that— and second is do you expect the margins to increase next quarter?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Yes, as Ken mentioned in his opening remarks the slightly lower gross margin in the quarter was due to product mix and Ken also commented that we expected full year that we would be right on the 55 percent guidance that we had previously given.

Mark McKechney - Ferris, Baker, Watts — Analyst

     Okay so you’d be at 55 percent for the full year or run rate in the fourth quarter?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     For the full year.

Mark McKechney- Ferris, Baker, Watts — Analyst

     For the full year. Okay great. Now thanks for that and then second is your guidance on revenue $54— I’m sorry $58 to $62, can you comment on your visibility on that? I mean is that pretty well booked or how much do you need to do in turns to hit that number?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     We just had a three day meeting last week with our worldwide sales force and went through all the deals in the pipeline worldwide and we feel that this is a good estimate at this point. You know when you say a lot of it’s booked I don’t know if I would say a lot of it’s booked. There is booked business. A lot of it though is in the pipeline and expected to close and get it done by the quarter’s over.

Carole Argo - SafeNet, Inc. — President and COO

You know one of the—

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Clearly that one second— I just want to— Mykotronx business is, of course, a big piece of it and that one is booked even more than what they’re forecast is. I mean their backlog is more than what their revenue is so from that standpoint which of course makes up a pretty big piece of the quarter, that part already is pretty much in the bank.

Carole Argo - SafeNet, Inc. — President and COO

     And one of the differences that we have with this merger now combined with Rainbow and SafeNet combined is that two-thirds of Rainbow’s business is Mykotronx and Mykotronx generally operates on a six-month backlog so a strong— a large percentage of the revenue is basically completed going into the quarters and good visibility, at least two quarters out and the same thing with the rights management business. The Sentinel line has a strong repeat customer orders that really doesn’t vary significantly from quarter to quarter so I think— so really good, much better than SafeNet on stand alone business.

Mark McKechney - Ferris, Baker, Watts — Analyst

     Gotcha. Okay thanks much and I hate to hog the floor but I wanted to ask you to say a few more words about the Texas Instruments partnership or however you wanted to phrase it and let me know how— you know when that really starts kicking in and when that becomes material?

Carole Argo - SafeNet, Inc. — President and COO

     Well, I mean the Texas Instruments partnership as you know that we started getting our first royalty revenues in the fourth quarter and I would say that we had a significant increase in royalty revenue this quarter but it’s still not what I deem as production run revenue. They are launching more models that we expect to contribute to revenue in this quarter, the third quarter, which we’ll recognize as revenue in the fourth quarter but you know we’re seeing a nice increase quarter on a sequential quarter basis so maybe— we have a much bigger revenue base now also compared to when we first did the deal but I think you’ll see some nice pops going toward the end of the year.

Mark McKechney - Ferris, Baker, Watts — Analyst

     Great. Thanks much, a breath of fresh air in this environment.

Operator

     Your next question comes from the line of Mike Cahill of Chilton Investments. Please go ahead.

Mike Cahill - Chilton Investments — Analyst

     Good quarter, Tony.

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Thanks, Mike.

Mike Cahill - Chilton Investments — Analyst

     A lot of my questions have been answered but a question for Ken on the balance sheet, the long term liabilities of 58.9 what is that?

Ken Mueller - SafeNet, Inc. — CFO

     A lot of that’s deferred taxes.

Mike Cahill - Chilton Investments — Analyst

     OK.

Carole Argo - SafeNet, Inc. — President and COO

     I mean it hasn’t changed that much from the first quarter and almost all of those were booked in the first quarter related to deferred taxes related to the acquisition.

Ken Mueller - SafeNet, Inc. — CFO

     Yeah, we ended Q1 at 59 million so almost no change.

Mike Cahill - Chilton Investments — Analyst

     Yeah, I know. I just didn’t get to ask that the last time so okay. Thank you.

Ken Mueller - SafeNet, Inc. — CFO

     All right.

Operator

     Your next question comes from the line of Craig Nankervis of First Analysis. Please go ahead.

Craig Nankervis - First Analysis — Analyst

     Thanks and good afternoon. It sort of has been asked but I’m going to try it a little bit different way. Help me think about the government revenue question is Q3. Can you talk about the percent of government contribution in your forecast for Q3 that is yet to close versus what is already contributing? Is there a way to speak to it about in that way?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     I can simply say that the bulk— I’m not going to be able to give you a percentage but the bulk of our government business for Q3 and actually for Q4 is already booked. It’s already in backlog.

Ken Mueller - SafeNet, Inc. — CFO

     It’s the Myko business.

Craig Nankervis - First Analysis — Analyst

     OK. All right. All right let me try it this way. The government contribution you might be looking to in Q3 that would be subject to a budget flush versus you know ongoing just regular budget activity?

?Tony Caputo: If you question is are we assuming a big flush in our forecast the answer is no. I mean we have a forecast based on a run rate and the deals as I said we discussed at our sales meeting. We’re not looking for some big flush at the end in order to get there.

Carole Argo - SafeNet, Inc. — President and COO

     But we do— we are expecting the deals that have been held over. We are expecting those deals to book in the back half, book and ship in the back half of the year so we would expect just naturally some up-tick in government business over the first and second quarter because those are generally weaker quarters.

Craig Nankervis - First Analysis — Analyst

     Sure.

Carole Argo - SafeNet, Inc. — President and COO

     And we will of course expect to see them up you know double digit up in the third and fourth quarter and we do expect to see at least one of those big deals ship in the end of the— towards the back half of the year.

Craig Nankervis - First Analysis — Analyst

     Okay and did you have any 10 percent customers in the quarter?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

     No. I mean just government in general but not any one deal in particular.

Carole Argo - SafeNet, Inc. — President and COO

     No, and as you know, Craig, that’s one of the beauties of this merger and one of the things that’s far different from where we were last year in that we have a lot of customers and so we’re not reliant. Yes, government is a segment but a lot of multiple customers and agencies.

Craig Nankervis - First Analysis — Analyst

     OK. Thanks a lot.

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     You’re welcome.

Operator

     Once again, ladies and gentlemen, it is star one to ask a question. And your next question comes from the line of Andrew Kohl of Wachovia Securities. Please go ahead, sir.

Andrew Kohl - Wachovia Securities — Analyst

     Hi. I just wanted to the interest and other income for a second. It looks like in the past four to five quarters the annualized interest rate was hovering right around 1 percent but this quarter even including the $9 to $0 million from Rainbow it jumps to 3 percent, just trying to figure out if you know what’s driving that? And I know you said it should go down sequentially but you know what’s your interest rate assumption?

Carole Argo - SafeNet, Inc. — President and COO

Well—

Ken Mueller - SafeNet, Inc. — CFO

     On a larger cash balance we’re trying to get between 1 1/2 to 2 percent on average on just the cash component and then as I said we had several hundred thousand FX pickup this quarter as well which we’ll probably still have some pick up in Q3 and Q4 so it’s not just from the cash in the bank.

Andrew Kohl- Wachovia Securities — Analyst

     And could you break that out, the FX contribution.

Ken Mueller - SafeNet, Inc. — CFO

     FX was about $400 of it.

Andrew Kohl- Wachovia Securities — Analyst

    $400,000? All right thank you.

Carole Argo - SafeNet, Inc. — President and COO

     You’re welcome.

Operator

     You do have a final question from Chris Wright of Legg Mason. Please go ahead, sir.

Chris Wright - Legg Mason — Analyst

     Looking at your Rainbow business for the quarter is it a fair assumption to say that this would be up from the $38.9 million in the first quarter?

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Yes.

Chris Wright - Legg Mason — Analyst

     OK. In terms of the Cisco relationship— I know last quarter you talked about some chips being shipped on their low-end routers. Can you give us an update on that?

Carole Argo - SafeNet, Inc. — President and COO

     Yes. We will expect— well it’s difficult really for us to comment on when we expect for them to launch their product and when our chips will be included in it but we are expecting chips to be included in the back half of the year and to be picked up in a large networking company’s routers.

Chris Wright - Legg Mason — Analyst

     Great. Thanks.

Carole Argo - SafeNet, Inc. — President and COO

     You’re welcome. Okay?

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Final Transcript

SFNT — Q2 2004 SafeNet Earnings Conference Call

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Operator?

Operator

     There are no further questions in queue, sir. I’ll turn it back to you for your closing remarks.

Tony Caputo - SafeNet, Inc. — Chairman and CEO

     Okay, thank you. I want to thank everyone again for participating in the fall and we look forward to keeping you updated on our progress, wish you a good afternoon and evening. Thank you.

Operator

     Ladies and gentlemen, that does conclude your presentation for today. We thank you for your participation and ask that you disconnect your line.

     ~914587.TXT

     11

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